Exhibit 3.2

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ATLAS ENERGY RESOURCES, LLC

DATED AS OF SEPTEMBER 29, 2009

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(continued)

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(continued)

		Page

Section 8.4	Quorum; Required Vote for Member Action; Voting for Directors	51

ARTICLE IX	BOOKS, RECORDS, ACCOUNTING AND REPORTS	52

Section 9.1	Records and Accounting	52

Section 9.2	Fiscal Year	52

Section 9.3	Reports	55

ARTICLE X	TAX MATTERS	52

Section 10.1	Returns and Information	52

Section 10.2	Tax Elections	52

Section 10.3	Tax Controversies	53

Section 10.4	Withholding	53

ARTICLE XI	DISSOLUTION AND LIQUIDATION	53

Section 11.1	Dissolution	53

Section 11.2	Liquidator	53

Section 11.3	Liquidation	54

Section 11.4	Cancellation of Certificate of Formation	55

Section 11.5	Return of Contributions	55

Section 11.6	Waiver of Partition	55

Section 11.7	Capital Account Restoration	55

ARTICLE XII	MERGER, CONSOLIDATION OR CONVERSION	55

Section 12.1	Authority	55

Section 12.2	Procedure for Merger, Consolidation or Conversion	55

Section 12.3	Approval by Members of Merger, Consolidation or Conversion	56

Section 12.4	Certificate of Merger; Certificate of Conversion	56

Section 12.5	Effect of Merger or Conversion	56

ARTICLE XIII	GENERAL PROVISIONS	58

Section 13.1	Addresses and Notices	58

Section 13.2	Further Action	58

Section 13.3	Amendment	58

Section 13.4	Binding Effect	58

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(continued)

		Page

Section 13.5	Integration	59

Section 13.6	Creditors	59

Section 13.7	Waiver	59

Section 13.8	No Third Party Rights	59

Section 13.9	Counterparts	59

Section 13.10	Applicable Law	59

Section 13.11	Invalidity of Provisions	59

Section 13.12	Section Headings	59

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This SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF ATLAS ENERGY RESOURCES LLC, dated as of September 29, 2009 is entered into by and among Atlas Energy, Inc. (“Atlas Energy”) and Atlas Energy Management, Inc. (“AEM”), together with any other Persons who hereafter become Members in Atlas Energy Resources, LLC or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“12-Quarter Test” requires that, for each Quarter in the Incentive Trigger Period:

(a)	the Company distributes Available Cash from Operating Surplus to holders of the Outstanding Class A Units and Common Units in an amount that on average exceeds the First Target Distribution on all of the Outstanding Class A Units and Common Units over the Incentive Trigger Period;

(b)	the Company generates Adjusted Operating Surplus in an amount that, on average, equals or exceeds 100% of all distributions of Available Cash to the Outstanding Class A Units and Common Units up to the First Target Distribution on all of the Outstanding Class A Units and Common Units, plus 117.65% of any distributions to the Outstanding Class A Units and Common Units in excess of the First Target Distribution up to the Second Target Distribution and 133.33% of any distributions to the Outstanding Class A Units and Common Units in excess of the Second Target Distribution; and

(c)	the Company does not reduce the amount of Available Cash distributed per Outstanding Class A Unit or Common Unit in respect of any such Quarter in the Incentive Trigger Period.

“4-Quarter Test” requires that, for each of (i) the last four full, consecutive, non-overlapping calendar Quarters in the Incentive Trigger Period, (ii) any four full consecutive, non-overlapping Quarters occurring after such last four Quarters in the Incentive Trigger Period, provided that the Company has distributed Available Cash from Operating Surplus to the holders of the Outstanding Class A Units and Common Units in an amount that equals or exceeds the Initial Quarterly Distribution for each Quarter occurring between the end of the Incentive Trigger Period and the beginning of the four full, consecutive, non-overlapping Quarters that satisfy the 4-Quarter Test, or (iii) any four full, consecutive, non-overlapping Quarters occurring partially within and partially after such last four Quarters of the Incentive Trigger Period:

(a)	the Company distributes Available Cash from Operating Surplus to the holders of Outstanding Class A Units and Common Units in an amount that exceeds the First Target Distribution on all of the Outstanding Class A Units and Common Units;

(b)	the Company generates Adjusted Operating Surplus in an amount that equals or exceeds 100% of all distributions of Available Cash to the Outstanding Class A Units and Common Units up to the First Target Distribution, plus 117.65% of any distributions to the Outstanding Class A Units and Common Units in excess of the First Target Distribution up to the Second Target Distribution and 133.33% of any distributions to the Outstanding Class A Units and Common Units in excess of the Second Target Distribution; and

(c)	the Company does not reduce the amount of Available Cash distributed per Outstanding Class A Unit or Common Unit in respect of any of such four Quarters.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the asset base of the Company Group from the asset base of the Company Group existing immediately prior to such transaction; provided however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a)	Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)	If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceed the remaining Additional Book Basis attributable to all of the Company’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Company’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Additional Member” means a Person admitted as a Member of the Company pursuant to Section 5.3 and who is shown as such on the books and records of the Company.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all deductions in respect of depletion that, as of the end of such fiscal year are expected to be made to such Member’s Capital Account in respect of the oil and gas properties of the Company, (ii) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Common Unit, a Class A Unit, a Management Incentive Interest or any other Member Interest shall be the amount that such Adjusted Capital Account would be if such Common Unit, Class A Unit, Management Incentive Interest or other Member Interest were the only interest in the Company held by such Member from and after the date on which such Common Unit, Class A Unit, Management Incentive Interest or other Member Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to that period; less (b) any net increase in Working Capital Borrowings with respect to that period; less (c) any net reduction in cash reserves for Operating Expenditures with respect to that period not relating to an Operating Expenditure made with respect to that period; plus (d) any net decrease in Working Capital Borrowings with respect to that period; plus (e) any net increase in cash reserves for Operating Expenditures made with respect to that period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.(c)(i) or Section 5.2(c)(ii).

“AEM” means Atlas Energy Management, Inc., a Delaware corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all Members.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Board of Directors. The Board of Directors shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Operating Agreement of Atlas Energy Resources, LLC, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Member Interests have been transferred in a manner permitted under this Agreement, but who has not been admitted as a Substituted Member.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a manager, director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Atlas Energy” means Atlas Energy, Inc., a Delaware corporation.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)	the sum of:

(i)	all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of that Quarter; and

(ii)	all additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash for that Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter,

(b)	less the amount of any cash reserves established by the Board of Directors (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) to

(i)	provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group);

(ii)	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii)	provide funds for distributions pursuant to Section 6.3(a), Section 6.4 and Section 6.5 with respect to any one or more of the next four Quarters;

provided, however, that the Board of Directors may not establish cash reserves pursuant to clause (iii) above if the effect of such reserves would be that the Company is unable to distribute the Initial Quarterly Distribution on all Common Units and Class A Units with respect to such Quarter; and provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of that Quarter but on or before the date of determination of Available Cash for that Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that Quarter if the Board of Directors so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” has the meaning assigned to such term in Section 7.1(a).

“Book Basis Derivative Items” means any item of income, deduction, gain, loss, Simulated Depletion, Simulated Gain or Simulated Loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, Simulated Depletion, or gain, loss, Simulated Gain or Simulated Loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Members pursuant to Section 5.2(c).

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 5.2 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Members pursuant to Section 5.2(c).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.2. The Capital Account of a Member in respect of a Unit or any other Member Interest shall be the amount that such Capital Account would be if such Unit or other Member Interest were the only interest in the Company held by such Member from and after the date on which such Unit or other Member Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement of existing, capital assets (including undeveloped leasehold acreage, properties containing estimated proved reserves (whether or not producing) and other similar assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest that is made by such Group Member to fund the Group Member’s pro rata share of the cost of the acquisition of existing, or the construction of new or the improvement of existing, capital assets, in each case if such addition, improvement, acquisition or construction is made to increase the asset base of the Company Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from asset base of the Company Group or such Person, as the case may be, immediately prior to such addition, improvement, acquisition or construction; provided, however, that any such addition, improvement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement under this Agreement.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, depletion (including Simulated Depletion), amortization and cost recovery deductions charged to the Members’ Capital

Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.2(c)(i) and Section 5.2(c)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board of Directors.

“Certificate” means a certificate in such form as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more Units.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on June 23, 2006, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Class A Unit” means a Unit representing a fractional part of the Member Interests of all Members and, to the extent they are treated as Members hereunder, Assignees, and having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class A Unit Majority” means at least a majority of the Outstanding Class A Units, voting together as a single class separate from the Common Units and any other Member Interest or Company Securities.

“Closing Date” means the first date on which Common Units were sold by the Company pursuant to that certain Underwriting Agreement, dated December 12, 2006, among the underwriters, the Company and certain other parties, providing for the purchase of Common Units by the underwriters.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commences Commercial Service” and “Commencement of Commercial Service” shall mean the date a Capital Improvement or replacement asset is first put into commercial service following completion of construction and testing.

“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement, each of which is for the purpose of hedging the exposure of the Company Group to fluctuations in the price of hydrocarbons in their operations and not for speculative purposes.

“Common Unit” means a Unit representing a fractional part of the Member Interests of all Members and, to the extent they are treated as Members hereunder, Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. As specified in Section 3.3, the Member Interests of the Class B Units constitute the Common Units.

“Common Unit Majority” means at least a majority of the Outstanding Common Units, voting together as a single class separate from the Class A Units and any other Member Interests or Company Securities.

“Company” means Atlas Energy Resources, LLC, a Delaware limited liability company, and any successors thereto.

“Company Group” means the Company and each Subsidiary of the Company, treated as a single consolidated entity.

“Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Company Security” means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including the Units and the Management Incentive Interests.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.2(c), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Director” means a member of the Board of Directors.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“EP MID” means a one-time Management Incentive Distribution paid to the Management Incentive Interests equal to (a) 17.65% of the sum of any amounts by which distributions of Available Cash from Operating Surplus per Common Unit and Class A Unit during the Incentive Trigger Period equaled or exceeded the First Target Distribution up to the Second Target Distribution and (b) 33.33% of the sum of any amounts by which the Company’s cash distributions per Common Unit and Class A Unit during the Incentive Trigger Period equaled or exceeded the Second Target Distribution.

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.8.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the average quarterly Maintenance Capital Expenditures that the Company will need to incur over the long term to maintain the asset base of the Company Group existing at the time the estimate is made. The Board of Directors will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Company shall disclose to its Members any change in the amount of Estimated Maintenance Capital Expenditures to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction of a Capital Improvement and paid during the period beginning on the date that the Company enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Board of Directors shall determine the allocation between the amounts paid for each.

“Final Adjudication” has the meaning assigned to such term in Section 7.7(c).

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to ten or more Persons), exercising investment power or disposing of any Member Interest with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Member Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Company, that is a limited or general partnership, the limited liability company or operating agreement of any Group Member, other than the Company, that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, including any amendments, supplements or restatements from time to time.

“Incentive Trigger Period” means the 12 full, consecutive, non-overlapping Quarters that begin with the first Quarter in respect of which the Company distributes Available Cash from Operating Surplus to holders of the Outstanding Class A Units and Common Units in an amount that equals or exceeds the First Target Distribution. If the 12-Quarter Test and the 4-Quarter Test are not satisfied with respect to a period of 12 full, consecutive, non-overlapping calendar Quarters, the Incentive Trigger Period may begin with the first Quarter following the Quarter in which the 12-Quarter Test is not met, or, where the 12-Quarter Test is not satisfied because the Company failed clause (c) of the 12-Quarter Test, the Incentive Trigger Period may begin with the quarter in which the reduction that caused the Company to fail such clause (c) occurs.

“Incremental Income Tax” has the meaning set forth in Section 6.8.

“Indemnitee” means (a) any Person who is or was a Director, Officer, employee or agent of the Company or a Tax Matters Partner of the Company, (b) any Person who is or was a member, partner, manager, director, officer, fiduciary or trustee of any Group Member (other than the Company) or any Affiliate of a Group Member (other than the Company), (c) any Person who is or was serving at the request of the Company as a director, manager, officer, tax matters partner, fiduciary or trustee of another Person; provided that a Person shall not be an “Indemnitee” by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (d) any Person that the Company designates as an “Indemnitee” for purposes of this Agreement.

“Initial Quarterly Distribution” means $0.42 per Common Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2006, it means the product of $0.42 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.7 and Section 6.8.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of Commodity Hedge Contracts and interest rate swap agreements prior to their respective specified termination dates; (e) capital contributions received; and (f) corporate organizations and restructurings.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liquidation Date” means the date on which an event giving rise to the dissolution of the Company occurs.

“Liquidator” means one or more Persons selected by the Board of Directors to perform the functions described in Section 11.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Maintenance Capital Expenditures” means cash expenditures, including expenditures for the addition or improvement to the asset base owned by any Group Member (including plugging and abandonment costs), or for the acquisition of existing, or the construction or development of new, capital assets, including replacement of equipment and oil and natural gas reserves (including undeveloped leasehold acreage, properties containing estimated proved reserves and other similar assets) if such expenditure is made to maintain, including over the long term, the asset base of the Company Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction or development of a replacement asset and paid during the period beginning on the date that the Company enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction or development period interest payments, or such construction or development period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset.

“Management Incentive Distribution” means any distribution made to the holder of the Management Incentive Interests pursuant to Section 6.4(b)(iii)(C), Section 6.4(b)(iv)(C) or Section 6.5.

“Management Incentive Interests” means the non-voting Member Interest having the rights and obligations specified with respect to Management Incentive Interests in this Agreement. As specified in Section 3.3(c), the Member Interests of the Class C Units constitute the Management Incentive Interests. The holder(s) of the Management Incentive Interests have the right to receive any Management Incentive Distributions.

“Management Agreement” means the Management Agreement among the Company, Atlas Energy Operating Company, LLC and Atlas Energy Management dated December 18, 2006, as the same may be amended from time to time.

“Member” means, unless the context otherwise requires, (a) each Member, Substituted Member and Additional Member or (b) solely for purposes of Articles 5, 6, 7, 8, 10, 11 and 12, each Assignee; provided, however, that when the term “Member” is used herein in the context of any vote or approval, including in Articles 8 and 12, such term shall not, solely for such purpose, include any holder of the Management Incentive Interests (solely with respect to such Management Incentive Interests and not with respect to any other Member Interest held by such Person) except as required by law.

“Member Interest” means the ownership interest of a Member or Assignee in the Company, which may be evidenced by Units, Management Incentive Interests or other Company Securities or a combination thereof or interest therein, and includes any and all benefits to which such Member or Assignee is entitled as provided in this Agreement, together with all obligations of such Member or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Member Interest” is used herein in the context of any vote or approval, including Article 8 and Article 12, such term shall not, solely for such purpose, include any Management Incentive Interests except as may be required by applicable law.

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Merger Agreement” has the meaning assigned to such term in Section 12.1.

“MII Vesting Period” means the period commencing with the Closing Date and ending on the last day of the Quarter as of which both the 12-Quarter Test and the 4-Quarter Test are met.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member or Assignee by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 5.2(c)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.2(b) and shall include Simulated Gains, Simulated Losses, and Simulated Depletion, but shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xi) were not in this Agreement.

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.2(b) and shall include Simulated Gains, Simulated Losses, and Simulated Depletion, but shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xi) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Member, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Member pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.2(b) and shall include Simulated Gains, Simulated Losses and Simulated Depletion, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.2(b) and shall include Simulated Gains, Simulated Losses and Simulated Depletion, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 6.2(c)(iii), Section 6.2(d)(i)(A), Section 6.2(d)(ii)(A) and Section 6.2(d)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Officers” means the officers of the Company.

“Operating Expenditures” means all Company Group expenditures (or the Company’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, amounts paid under the Management Agreement, payments made in the ordinary course of business under Commodity Hedge Contracts (excluding payments made in connection with the termination of any Commodity Hedge Contract prior to the expiration of its terms), provided that with respect to amounts paid in connection with the initial purchase or placing of a Commodity Hedge Contract, such amounts shall be amortized over the life of the applicable Commodity Hedge Contract and upon its termination, if earlier, Director and Officer compensation, compensation paid to members of the Board of Directors, repayment of Working Capital Borrowings, debt service payments, and Estimated Maintenance Capital Expenditures, subject to the following:

(a)	Repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid.

(b)	Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures.

(c)	Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (which, with respect to the termination of a Commodity Hedge Contract prior to its stipulated settlement or termination date, such transaction expenses shall constitute any payments due from any Group Member upon such settlement or termination) relating to Interim Capital Transactions, (v) distributions to Members (including distributions in respect of any Management Incentive Distributions) or (vi) non-Pro Rata repurchases of Units of any class made with proceeds of a substantially concurrent equity issuance.

(d)	Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the Board of Directors shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for Maintenance Capital Expenditures, the period over which such Maintenance Capital Expenditures will be included in Estimated Maintenance Capital Expenditures and deducted as an Operating Expenditure in calculating Operating Surplus.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)	the sum of (i) $40.0 million, (ii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, including Working Capital Borrowings but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.6), (iii) all cash receipts of the Company Group (or the Company’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) cash distributions paid on equity issued to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or reserves) during the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)); less

(b)	the sum of

(i)	Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period;

(ii)	the amount of cash reserves established by the Board of Directors (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; and

(iii)	all Working Capital Borrowings not repaid within twelve months after having been incurred;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) acceptable to the Board of Directors.

“Outstanding” means, with respect to Company Securities, all Company Securities that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that no Company Securities held by the Company or any other Group Member shall be considered Outstanding.

“Percentage Interest” means, as of any date of determination (a) as to any Unitholder holding Class A Units, the product obtained by multiplying (i) 2% by (ii) the quotient obtained by dividing (A) the number of Class A Units held by such Unitholder by (B) the total number of Outstanding Class A Units; (b) as to any Unitholder holding Common Units, the product obtained by multiplying (i) 98% by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder by (B) the total number of all Outstanding Common Units, and (c) as to the holders of other Company Securities issued by the Company in accordance with Section 5.5, the percentage established as a part of such issuance.

“Permitted Transfer” has the meaning assigned to the term in Section 4.6(a).

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other enterprise (including an employee benefit plan), association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to the term in Section 12.1.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such Units, in accordance with their relative Percentage Interests, (b) when modifying other Member Interests with respect to which a Percentage Interest is assigned, apportioned equally among such class of Member Interests in accordance with their Percentage Interests, (c) when modifying other Member Interests with respect to which a Percentage Interest is not assigned, apportioned among the holders of such Member Interests based upon the ratio that each Member’s share of such Member Interests bears to the total of such Member Interest, and (d) when modifying Members, apportioned among all designated Members in accordance with their relative Percentage Interest.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Company.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, with respect to the Unitholders, the excess of (i) the Net Positive Adjustments of the Unitholders as of the end of such period over (ii) the sum of those Members’ Share of Additional Book Basis Derivative Items for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) and Section 6.1(c) and (b) any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss or Simulated Gain or Simulated Loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss or Simulated Gain or Simulated Loss is not allocated pursuant to Section 6.2(d)(i)(A) or Section 6.2(d)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Second Target Distribution” has the meaning set forth in Section 6.4(b)(iii).

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation §1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” means the excess of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the partnership interests of such partnership or membership interests of such limited liability company (considering all of the partnership interests or membership interests as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Member” means a Person who is admitted as a Member pursuant to Section 4.8 in place of and with all rights of a Member and who is shown as a Member on the books and records of the Company.

“Surviving Business Entity” has the meaning assigned to such term in Section 12.2(b)(ii).

“Tax Matters Partner” means the Tax Matters Partner as defined in the Code.

“transfer” has the meaning assigned to such term in Section 4.3.

“Unit” means a Company Security that is designated as a “Unit” and shall include Class A Units and Common Units but shall not include the Management Incentive Interests.

“Unit Majority” means at least a majority of the Outstanding Common Units and Class A Units, voting together as a single class.

“Unitholders” means the holders of Units.

“Unpaid IQD” has the meaning set forth in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.2(c)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.2(c) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.2(c) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.2(c))

“Unrecovered Capital” means at any time, with respect to a Unit, the price at which such Unit was or is purchased from the Company, after taking into account any sales commission or underwriting discount charged to the Company, less the sum of all distributions constituting Capital Surplus theretofore made in respect of such Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of such Unit, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Members made pursuant to a credit facility, commercial paper facility or other similar financing arrangement, provided that when it is incurred it is the intent of the borrower to repay such borrowings within 12 months from other than Working Capital Borrowings.

Section 1.2    Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1    Formation.

The Company has previously been formed as a limited liability company pursuant to the provisions of the Delaware Act. Pursuant to that certain Agreement and Plan of Merger by and between the Company, AEM, Atlas America, Inc., and ATLS Merger Sub, LLC dated as of April 27, 2009, ATLS Merger Sub, LLC, a direct wholly owned subsidiary of Atlas America,

Inc., was merged with and into the Company effective as of the date hereof, and the Company became a wholly owned subsidiary of Atlas Energy, Inc., the successor-in-interest to Atlas America, Inc. In connection with such merger, the Amended and Restated Operating Agreement of the Company, dated as of December 18, 2006, is hereby amended and restated in its entirety. This amendment and restatement shall become effective upon the effectiveness of the merger in accordance with the terms of the Agreement and Plan of Merger. This amendment and restatement of the Amended and Restated Operating Agreement does not change, in any manner whatsoever, the binding effect of the terms of the Amended and Restated Operating Agreement, as those terms are stated without reflecting this amendment and restatement, on all matters subject thereto, or any right or obligation arising or accruing in connection therewith, prior to the date of this amendment and restatement, including the effect of approval by a majority of the members of the conflicts committee of the Board of Directors, approval by a vote of holders of a majority of the Outstanding Common Units (excluding Common Units held by interested parties), the effect of a transaction on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties, and the effect of a transaction that is fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved. Nothing in this Agreement shall be interpreted to limit, amend or otherwise change the application of those provisions to any transaction occurring prior to the effectiveness of this amendment and restatement, including the merger of ATLS Merger Sub, LLC with and into the Company pursuant to the terms and conditions set forth in the Agreement and Plan of Merger. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Member Interests shall constitute personal property of the owner thereof for all purposes, and a Member has no interest in specific Company property.

Section 2.2    Name.

The name of the Company shall be Atlas Energy Resources, LLC. The Company’s business may be conducted under any other name or names, as determined by the Board of Directors. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at Westpointe Corporate Center I, 1550 Coraopolis Heights Road, Second Floor, Moon Township, Pennsylvania, 15108 or such place as the Board of Directors may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.

Section 2.4    Purposes and Business.

The business and purposes of the Company shall be (i) to own and operate the Company Assets and (ii) to engage in such other business activities that may be undertaken by a limited liability company under the Delaware Act and as permitted under any indenture or credit agreement of the Company then in effect as the Members may from time to time determine.

Section 2.5    Powers.

The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6    Power of Attorney.

Each Member hereby irrevocably constitutes and appoints the Chief Executive Officer, the President and the Secretary and, if a Liquidator shall have been selected pursuant to Section 11.2, the Liquidator (and any successor to the Liquidator) his, her or its true and lawful attorney-in-fact, with full power of substitution, and with full power and authority in his, her or its name, place and stead to execute, acknowledge, deliver, swear to, file and record with the appropriate public offices such certificates, instruments and documents as may be necessary or appropriate to carry out the provisions of this Agreement or effectuate any action taken by or on behalf of the Company, including, but not limited to, any amendments to this Agreement or the Certificate. This appointment as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the attorneys-in-fact to act as contemplated by this Agreement in any filing and other action by the attorneys-in-fact on behalf of the Company and, shall to the fullest extent permitted by applicable law, survive the Bankruptcy, death or incompetency of any Member hereby giving such power. The power of attorney granted herein may be exercised by an attorney-in-fact by listing, or attaching a list of, all of the names of the Members and executing such amendments, certificates, instruments and other documents with the signature of the attorney-in-fact for all Persons whose names are so listed. Each Member shall execute and deliver to the Chief Executive Officer, President or Secretary, or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Officers or the Liquidator, determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 2.7    Term.

The Company’s term shall be perpetual, unless and until it is dissolved in accordance with the provisions of Article 11. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.8    Title to Company Assets.

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Director or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1    Limitation of Liability.

As provided in Section 18-303 of the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. The Members shall have no liability under this Agreement, or for any such debt, obligation or liability of the Company, in their capacity as a Member, except as expressly required in this Agreement or the Delaware Act.

Section 3.2    Members.

The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company. The Secretary of the Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein. A Member’s Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

Section 3.3    Member Interests.

The Member Interests of the Company shall be comprised of three classes of Company Securities: the Class A Units, the Common Units and the Management Incentive Interests. The rights and obligations of the Class A Units, Common Units and Management Incentive Interests shall be as specified in this Agreement. The following Company Securities are outstanding as of the date hereof:

(a)	1,293,496 Class A Units representing the Member Interests of the Class A Units;

(b)	29,952,996 Common Units representing the Member Interests of the Class B Units; and

(c)	The Member Interests of the Class C Units which constitute, and are referred to herein as the Management Incentive Interests.

Section 3.4    Respective Voting Rights of Classes of Units and Interests.

(a)	Each holder of a Class A Unit who has been admitted as a Member of the Company in respect of such Class A Unit shall have one vote per Class A Unit and be entitled to vote on all matters with respect to which a holder of Class A Units is entitled to vote under this Agreement.

(b)	Each holder of a Common Unit who has been admitted as a Member of the Company in respect of such Common Unit shall have one vote per Common Unit and be entitled to vote on all matters with respect to which a holder of Common Units is entitled to vote under this Agreement.

(c)	The Management Incentive Interests shall constitute non-voting Member Interests in the Company except to the extent required by applicable law.

Section 3.5    Rights of Members.

(a)	In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.5(b), each Member shall have the right, for a lawful purpose reasonably related to such Member’s Member Interest as a Member in the Company, upon reasonable written demand containing a concise statement of such purposes and at such Member’s own expense, to obtain true and full information regarding the status of the business and financial condition of the Company, including federal, state and local income tax returns, a list of the name and last known address of each Member, copies of this Agreement, the Certificate of Formation and all amendments hereto and thereto, financial statements and statements of capital accounts, or such other information regarding the affairs of the Company as is just and reasonable and consistent with the stated purposes of the written demand.

(b)	The Board of Directors may keep confidential from the Members, for such period of time as the Board of Directors determines, (i) any information that the Board of Directors determines to be in the nature of trade secrets or (ii) other information (including the Social Security Number or Tax Identification Number of any Member) the disclosure of which the Board of Directors determines (A) is not in the best interests of the Company Group, (B) could damage the Company Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.5).

ARTICLE IV

CERTIFICATES; TRANSFER OF INTERESTS

Section 4.1    Certificates.

Upon the Company’s issuance of Common Units to any Person, the Company may issue one or more Certificates in the name of such Person evidencing the number of such Common Units being so issued. In addition, upon the request of any Person owning any other Company Securities other than Common Units, the Company shall issue to such Person one or more Certificates evidencing such other Company Securities. Certificates shall be executed on behalf of the Company by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary. Any or all of the signatures required on the Certificate may be by facsimile. If any Officer who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer at the date of issue. Certificates shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Company Securities represented thereby.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

(a)	If any mutilated Certificate is surrendered to the Company, the appropriate Officers on behalf of the Company shall execute a new Certificate evidencing the same number and type of Company Securities as the Certificate so surrendered.

(b)	The appropriate Officers on behalf of the Company shall execute and deliver a new Certificate in place of any Certificate previously issued to the holder of the Certificate:

(i)	makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)	if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iii)	satisfies any other reasonable requirements imposed by the Company.

(c)	As a condition to the issuance of any new Certificate under this Section 4.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses reasonably connected therewith.

Section 4.3    Transfer Generally.

The term “transfer” when used in this Agreement with respect to a Member Interest, shall be deemed to refer to any transaction pursuant to which the Company issues any Member Interest or by which the holder of a Member Interest assigns such Member Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

Section 4.4    Transfer of Member Interests.

(a)	No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.4(b), the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(b)	By acceptance of the transfer of any Member Interest in accordance with this Section 4.4 and Section 4.5, each transferee of a Member Interest (i) shall be admitted to the Company as a Substituted Member with respect to the Member Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Company, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants powers of attorney to the Officers of the Company and any Liquidator of the Company in accordance with Section 2.6, and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Member Interests and the admission of any new Member shall not constitute an amendment to this Agreement.

Section 4.5    Restrictions on Transfers.

The Members agree as follows:

(a)	No Member Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 4; provided, that the foregoing restriction shall not preclude or limit a Member’s ability to mortgage, pledge, encumber or create or suffer to exist any pledge, lien, charge or encumbrance upon, security interest or participation in, or trust in respect of all or any part of such Member’s Interest. Any transfer or purported transfer of a Member Interest not made in accordance with this Article 4 shall be, to the fullest extent permitted by law, null and void.

(b)	The rights and obligations constituting an Interest may not be separated, divided or split from the other attributes of an Interest except as contemplated by the express provisions of this Agreement.

(c)	Certain Prohibited Transfers. No Member shall transfer all or any part of its Member Interest if such transfer (i) (either considered alone or in the aggregate with prior transfers by the same Member or any other Member) would result in the termination of the Company for U.S. federal income tax purposes; or (ii) would result in a violation of the Delaware Act or any other applicable Laws.

Section 4.6    Possible Additional Restrictions on Transfer

(a)	Permitted Transfers. Upon written notice to the other Members and without requiring the consent of such other Member, a Member may transfer all or any part of its respective Member Interest, subject to Section 4.5(b) (other than Section 4.5(c)(i)), as follows (each, a “Permitted Transfer”):

(i)	any transfer to a Group Member;

(ii)	any transfer to any Person that is wholly owned or controlled directly or indirectly by Atlas Energy or any successor entity to Atlas Energy;

(iii)	any transfer resulting from any issuance, sale or other transfer of equity by Atlas Energy or any Group Member, whether by merger, consolidation or otherwise; or

(iv)	any transfer resulting from the sale of all or substantially all of the assets or equity of Atlas Energy or any Group Member.

(b)	Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final regulation, (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Company for U.S. federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, the General Partner is authorized to impose such restrictions on the transfer of a Member’s Member Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

Section 4.7    Documentation; Validity of Transfer.

No purported transfer of a Member’s Member Interest shall be effective as to the Company or the other Members unless and until the applicable provisions of Sections 4.5 and 4.6 have been satisfied and such other Members have received a document in a form acceptable to such other Members executed by both the transferring Member (or its legal representative) and the transferee. Such document shall include: (i) the notice address of the transferee, (ii) such transferee’s express agreement in writing to be bound by all of the terms and conditions of this Agreement with respect to the Interest being transferred, (iii) the Member Interests of the transferring Member and the transferee after the transfer and (iv) representations and warranties from both the transferring Member and the transferee that the transfer was made in accordance with applicable law (including state and federal securities laws) and the terms and conditions of this Agreement. A transferee of a Member Interest shall have only the right to receive its Pro Rata share of the Company’s profits, losses, allocations and distributions until such time as such transferee is admitted as a Substituted Member pursuant to Section 4.8.

Section 4.8    Substituted Members.

Upon compliance with the provisions of Section 4.7, as of the effectiveness of any transfer of a Member Interest permitted under this Agreement, (i) any transferee acquiring the Member Interest of a Member shall be deemed admitted as a Substituted Member with respect to the Member Interest transferred, and (ii) such Substituted Member shall be entitled to the rights and powers and subject to the restrictions and liabilities of the transferring Member with respect to the Member Interest so acquired; provided, that no purported transfer of a Member Interest in violation of the terms of this Agreement (including any transfer occurring by operation of law) shall vest the transferee with any rights, powers or privileges hereunder, and no such purported transferee shall be deemed a Member hereunder for any purposes or have any right to vote or consent with respect to Company matters, to inspect Company records, to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Member hereunder or under the Delaware Act.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1    Interest and Withdrawal.

No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.2    Capital Accounts.

(a)	The Company shall maintain for each Member a separate Capital Account with respect to such Member’s Member Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Member Interest pursuant to this Agreement and (ii) all items of Company income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.2(b) and allocated with respect to such Member Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Member Interest pursuant to this Agreement and (y) all items of Company deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.2(b) and allocated with respect to such Member Interest pursuant to Section 6.1.

(b)	For purposes of computing the amount of any item of income, gain, loss or deduction, Simulated Depletion, Simulated Gain or Simulated Loss which is to be allocated pursuant to Article 6 and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)	Solely for purposes of this Section 5.2, the Company shall be treated as owning directly its proportionate share (as determined by the Board of Directors based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

(ii)	All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Member Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

(iii)	Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)	Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(v)	In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery amortization or Simulated Depletion attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.2(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery, amortization or Simulated Depletion attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using any method of depreciation, cost recovery, amortization or Simulated Depletion that the Board of Directors may adopt.

(vi)

If the Company’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Members pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Members to whom such deemed deduction was allocated.

(c)	A transferee of a Member Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Member Interest so transferred.

(i)	In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Member Interests for cash or Contributed Property and the issuance of Member Interests as consideration for the provision of services, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 6.1 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) immediately prior to the issuance of additional Member Interests shall be determined by the Board of Directors using such method of valuation as it may adopt; provided, however, that the Board of Directors, in arriving at such valuation, must take fully into account the fair market value of the Member Interests of all Members at such time. The Board of Directors shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii)

In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Member Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 6.1 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 11.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.2(c)(i) or (B) in the case of a liquidating distribution pursuant to Section 11.3, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.3    Issuances of Additional Company Securities.

(a)	Subject to Section 5.4, at any time or from time to time the Company may issue additional Company Securities, and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose to such Persons, and admit such Persons as members of the Company, for such consideration and on such terms and conditions as the Board of Directors shall determine in its sole discretion.

(b)	Each additional Company Security authorized to be issued by the Company pursuant to Section 5.3(a) may be issued in one or more classes, or one or more series of any such classes, with such relative designations, preferences, rights, powers and duties (which may be senior or prior, pari passu or junior to the preferences, rights, powers and duties of any then Outstanding class and series of Company Securities), as shall be fixed by the Board of Directors, including (i) the right to share Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may redeem the Company Security, including sinking fund provisions, if any; (v) whether such Company Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Company Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Company Security; and (viii) the right, if any, of the holders of each such Company Security to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Company Security. Notwithstanding anything in this Agreement to the contrary, such additional Company Securities issued pursuant to Section 5.3(a) may include (i) Company Securities with preferences, rights, powers and duties (including rights to distributions, allocations, voting or in liquidation) that are senior or prior, pari passu or junior to any other class or series of Company Securities then Outstanding, or (ii) additional Company Securities of any class or series then Outstanding.

(c)

The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Company Securities and options, rights, warrants and appreciation rights relating to Company Securities pursuant to this Section 5.3, (ii) the admission of any Person(s) as an Additional Member(s) and (iii) all additional issuances of Company Securities. The Board of Directors shall determine the relative designations, preferences, rights, powers and duties of the holders of the Units or other Company Securities being so issued. The Board of Directors shall do all things necessary to comply with the

Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Company Securities pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

Section 5.4    Limitations on Issuance of Additional Company Securities.

The issuance of Company Securities pursuant to Section 5.3 shall be subject to the limitation that no fractional Units shall be issued by the Company.

Section 5.5    No Preemptive Rights.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Company Security, whether unissued, held by the Company or hereafter created.

Section 5.6    Fully Paid and Non-Assessable Nature of Member Interests.

All Member Interests issued pursuant to, and in accordance with the requirements of, this Article 5 shall be validly issued, fully paid and non-assessable Member Interests in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Act and except to the extent otherwise provided in this Agreement.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1    Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with Section 5.2(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

(a)	Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Income for such taxable year shall be allocated to the Unitholders in accordance with their respective Percentage Interests.

(b)	Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Losses for such taxable period shall be allocated to the Unitholders in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

(c)	Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 11.3.

(i)	If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.2(c)), such Net Termination Gain shall be allocated among the Members in the following manner (and the Capital Accounts of the Members shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)	First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such Member has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B)	Second, 98% to the holders of Common Units, Pro Rata, and 2% to the holders of Class A Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to (1) its Unrecovered Capital plus (2) the Initial Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid IQD”);

(C)	Third, 98% to the holders of Common Units, Pro Rata, and 2% to the holders of Class A Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Unpaid IQD and (3) the excess of (a) the First Target Distribution less the Initial Quarterly Distribution for each Quarter of the Company’s existence over (b) the amount of any distributions of Available Cash made pursuant to Section 6.4(a) in excess of the Initial Quarterly Distribution for each Quarter during the MII Vesting Period and any distributions previously made pursuant to Section 6.4(b)(ii) (the sum of (1), (2) and (3) is hereinafter defined as the “First Liquidation Target Amount”);

(D)	Fourth, 83% to the holders of Common Units, Pro Rata, 2% to the holders of Class A Units, Pro Rata, and 15% to the holders of the Management Incentive Interests, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount and (2) the excess of (a) the Second Target Distribution less the First Target Distribution for each Quarter of the Company’s existence over (b) the amount of any distributions of Available Cash made pursuant to Section 6.4(a) in excess of the First Target Distribution for each Quarter during the MII Vesting Period and any distributions previously made pursuant to Section 6.4(b)(iii); and

(E)	Thereafter, 2% to the holders of Class A Units, Pro Rata, 73% to the holders of Common Units, Pro Rata, and 25% to the holders of the Management Incentive Interests, Pro Rata.

(ii)	If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.2(c)), such Net Termination Loss shall be allocated among the Members in the following manner:

(A)	First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(B)	Second, the balance, if any, 100% to all Unitholders in accordance with their respective Percentage Interests.

(d)	Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)	Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)	Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)	Priority Allocations.

(A)	Items of Company gross income or gain for the taxable period, if any, shall be allocated to the holders of the Management Incentive Interests, Pro Rata, until the aggregate amount of such items allocated to the holders of the Management Incentive Interests pursuant to this Section 6.1(d)(iii)(A) for the current taxable year and all previous taxable years is equal to the cumulative amount of all EP MIDs distributed pursuant to Section 6.5.

(B)	After application of Section 6.1(d)(iii)(A), all or a portion of the remaining items of Company gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of the Management Incentive Interests, Pro Rata, until the aggregate amount of such items allocated to the holders of the Management Incentive Interests pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Management Incentive Distributions made pursuant to Section 6.4(b)(iii)(C) from the Closing Date to a date 45 days after the end of the current taxable year and (2) to the Class A Units, Pro Rata, in an amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above.

(iv)	Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income, gain and Simulated Gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

(v)	Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Board of Directors determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board of Directors is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)	Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)	Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.

(ix)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)	Intentionally Omitted.

(xi)	Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)	In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.2(c) hereof) to only certain Members (the “Allocated Members”), the Board of Directors shall allocate additional items of gross income, gain and Simulated Gain away from the Allocated Members to the extent that the Additional Book Basis Derivative Items allocated to the Allocated Members exceed their Share of Additional Book Basis Derivative Items and to the remaining Members (or shall allocate additional items of deduction, loss, Simulated Depletion and Simulated Loss away from the other Members and to the Allocated Members). For this purpose, a Member shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that otherwise have been allocated to the Member under this Agreement. Any allocation made pursuant to this Section 6.1(d)(xi)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xi) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(B)

In the case of any negative adjustments to the Capital Accounts of the Members resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate

Remaining Net Positive Adjustments, in such a manner, as determined by the Board of Directors, that to the extent possible the aggregate Capital Accounts of the Members will equal the amount that would have been the Capital Account balance of the Members if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(C)	In making the allocations required under this Section 6.1(d)(xi), the Board of Directors may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xi).

Section 6.2    Allocations for Tax Purposes.

(a)	Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)	The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for federal income tax purposes separately by the Members rather than by the Company in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c)(iii)), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Company under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Members in accordance with their respective Percentage Interests.

Each Member shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Company.

(c)	Except as provided in Section 6.2(c)(iii), for the purposes of the separate computation of gain or loss by each Member on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Company’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Members as follows:

(i)	first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Members in the same proportion as the depletable basis of such property was allocated to the Members pursuant to Section 6.2(b) (without regard to any special allocation of basis under Section 6.2(c)(iii));

(ii)	second, the remainder of such amount realized, if any, to the Members so that, to the maximum extent possible, the amount realized allocated to each Member under this Section 6.2(c)(ii) will equal such Member’s share of the Simulated Gain recognized by the Company from such sale or disposition.

(iii)	The Members recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Members to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d) except as otherwise determined by the Board of Directors with respect to goodwill.

(iv)	Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of the Agreement.

(d)	In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, other than an oil and gas property pursuant to Section 6.2(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i)	(A)In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii)

(A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.2(c)(i) or Section 5.2(c)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 6.2(d)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii)	The Board of Directors shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities except as otherwise determined by the Board of Directors with respect to goodwill.

(e)	For the proper administration of the Company and for the preservation of uniformity of the Common Units (or any class or classes thereof), the Board of Directors shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Common Units (or any class or classes thereof).

(f)	The Board of Directors may not determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) or to depreciate or amortize such portion of an adjustment using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Company’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), Treasury Regulation Section 1.197-2(g)(3), any successor regulations thereto or the legislative history of Section 743 of the Code. If the Board of Directors determines that such reporting position cannot be taken, the Board of Directors may adopt depreciation and amortization conventions under which all purchasers acquiring Common Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company’s property. If the Board of Directors chooses not to utilize such aggregate method, the Board of Directors may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Member Interests, so long as such conventions would not have a material adverse effect on the Members.

(g)	Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(h)	All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Board of Directors) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(i)	Each item of Company income, gain, loss and deduction shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Members accordingly. The Board of Directors may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

Section 6.3    Requirement and Characterization of Distributions; Distributions to Members.

(a)	Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2006, unless otherwise determined by the affirmative vote or consent of the holders of a Class A Unit Majority and a Common Unit Majority, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article 6 by the Company to the Members. All amounts of Available Cash distributed by the Company on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Company to the Members pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the date of determination. Any remaining amounts of Available Cash distributed by the Company on such date shall, except as otherwise provided in Section 6.4, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 18-607 or Section 18-804 of the Delaware Act.

(b)	Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Company, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 11.3.

(c)	The Company may treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of Available Cash to such Members.

(d)	Each distribution in respect of a Member Interest shall be paid by the Company to the Member. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4    Distributions of Available Cash from Operating Surplus.

(a)	During the MII Vesting Period. Available Cash with respect to any Quarter ending prior to or on the date of the end of the MII Vesting Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.6 shall, subject to Section 18-607 of the Delaware Act and unless otherwise determined by the affirmative vote or consent of the holders of a Class A Unit Majority and a Common Unit Majority, be distributed, except as otherwise required by Section 5.3(b) in respect of other Company Securities issued pursuant thereto, as follows: (A) 2% to the holder(s) of the Class A Units, Pro Rata and (B) 98% to the holders of the Common Units, Pro Rata.

(b)	After the MII Vesting Period. Available Cash with respect to each Quarter after the MII Vesting Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.6 shall, subject to Section 18-607 of the Delaware Act and unless otherwise determined by the affirmative vote or consent of the holders of a Class A Unit Majority and a Common Unit Majority, be distributed, except as otherwise required by Section 5.3(b) in respect of additional Company Securities issued pursuant thereto, as follows:

(i)	First, (A) 2% to the holders of the Class A Units, Pro Rata, and (B) 98% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each Class A Unit and each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter;

(ii)	Second, (A) 2% to the holders of Class A Units, Pro Rata, and (B) 98% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each Class A Unit and each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter plus $0.06 (the “First Target Distribution”);

(iii)	Third, (A) 2% to the holders of the Class A Units, Pro Rata, (B) 83% to the holders of the Common Units, Pro Rata, and (C) 15% to the holders of the Management Incentive Interests, Pro Rata, until there has been distributed in respect of each Class A Unit and each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter plus $0.17 (the “Second Target Distribution”); and

(iv)	Thereafter, (A) 2% to the holders of the Class A Units, Pro Rata, (B) 73% to the holders of the Common Units, Pro Rata, and (C) 25% to the holders of the Management Incentive Interests, Pro Rata.

Section 6.5    Payment of the EP MID.

If both the 12-Quarter Test and the 4-Quarter Test have been met with respect to the Incentive Trigger Period, unless otherwise determined by the affirmative vote or consent of the holders of a Class A Unit Majority and a Common Unit Majority, an EP MID shall be made contemporaneously with the distribution paid in respect of the Class A Units and Common Units pursuant to Section 6.4 for the fourth calendar quarter in the 4-Quarter Test to the holder of the Management Incentive Interests.

Section 6.6    Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 18-607 of the Delaware Act and unless otherwise determined by the affirmative vote or consent of the holders of a Class A Unit Majority and a Common Unit Majority, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the holders of Common Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the price per Unit at which such Common Units were initially sold by the Company, as determined by the Board of Directors, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of Company Securities. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.7    Adjustment of Initial Quarterly Distribution, First Target Distribution, Second Target Distribution and Unrecovered Capital.

(a)	In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Initial Quarterly Distribution, First Target Distribution and Second Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Initial Quarterly Distribution, First Target Distribution and Second Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

(b)	The Initial Quarterly Distribution, First Target Distribution and Second Target Distribution shall also be subject to adjustment pursuant to Section 6.8.

Section 6.8    Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Company Group member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the Board of Directors may reduce the Initial Quarterly Distribution, the First Target Distribution and the Second Target Distribution by the amount of the income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Tax”), or any portion thereof selected by the Board of Directors, in the manner provided in this Section 6.8. If the Board of Directors elects to reduce the Initial Quarterly Distribution, the First Target Distribution and the Second Target Distribution for any Quarter with respect to all or a portion of the Incremental Income Taxes, the Board of Directors shall estimate for such Quarter the Company Group’s aggregate liability (the “Estimated Incremental Quarterly Tax

Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the Board of Directors, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Initial Quarterly Distribution shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.8 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the Board of Directors. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1    Board of Directors.

(a)	Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of Directors (the “Board of Directors”). As provided in Section 7.3, the Board of Directors shall have the power and authority to appoint Officers of the Company. No Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent, authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors, on the one hand, and of the Officers, on the other, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under Delaware law. In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, subject to Section 7.2 and except as otherwise provided in this Agreement, the Board of Directors shall have full power and authority to do, and to direct the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company to effectuate the purposes of the Company set forth in Section 2.4.

(b)	The Board of Directors shall consist of between 3 and 7 natural Persons, with the precise number determined by the affirmative vote or consent of a Unit Majority. Each Director shall be elected as provided in Section 7.1(c) and shall serve in such capacity until his or her successor has been duly elected and qualified or until such Director dies, resigns or is removed. A Director may resign at any time upon written notice to the Company. The Board of Directors (or by the affirmative vote or consent of a Unit Majority) may from time to time determine the number of Directors then constituting the whole Board of Directors, but the Board of Directors shall not decrease the number of Persons that constitute the whole Board of Directors if such decrease would shorten the term of any Director.

(c)	The persons comprising the initial Board of Directors immediately following the merger shall be as follows: Edward E. Cohen, Jonathan Z. Cohen, and Richard D. Weber. Such persons shall serve as members of the Board of Directors until the annual meeting of Members to be held in 2010 and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Directors shall be elected at each annual meeting of Members to serve for a term expiring at the next annual meeting of Members. The nomination of Persons to serve as Directors and the election of the Board of Directors shall be in accordance with Article 8.

(d)	Any Director may be removed at any time, with or without cause, only by the affirmative vote or consent of a Unit Majority. Subject to the rights of the holders of any series of Member Interests, vacancies existing on the Board of Directors created by virtue of an increase in the size of the Board of Directors or resulting from the death, resignation or removal of a Director may be filled by the affirmative vote of a majority of the Directors then serving, even if less than a quorum, or by the affirmative vote or consent of a Unit Majority. Any Director chosen to fill a vacancy shall hold office until the next annual meeting of Members and until his or her successor has been duly elected and qualified or until such Director’s earlier death, resignation or removal.

(e)	Unless otherwise restricted by law, the Board of Directors shall have the authority to fix the compensation of the Directors, which compensation may include the payment of expenses, a fixed sum for attending any meetings of the Board of Directors, or with respect to Directors who are not Officers or officers or employees of AEM, Atlas Energy or any of their Affiliates, a stated salary.

(f)	Unless otherwise required by the Delaware Act, other law or the provisions hereof,

(i)	each member of the Board of Directors shall have one vote;

(ii)	the presence at a meeting of the Board of Directors of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii)	the act of a majority of the members of the Board of Directors present at a meeting of the Board of Directors at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

(g)

Regular meetings of the Board of Directors and any committee thereof shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors or such committee. Notice of such regular meetings shall not be required. Special meetings of the Board of Directors or meetings of any committee thereof may be called by the Chairman of the Board or on written request of a majority of the Directors or the committee members to the Secretary, in each case by personal, written, facsimile, electronic or telephonic notice to each Director or committee member, which notice may be waived by any Director. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 7.1(g)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by all members of the Board of Directors or committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(h)	The Board of Directors may, by resolution of a majority of the full Board of Directors, designate one or more other committees, each committee to consist of one or more of the Directors, and the Board of Directors may from time to time adopt a charter for any of such committees.

(i)	The Board of Directors shall have the right, in respect to any of its powers or obligations hereunder, to act through a duly appointed attorney or attorneys-in-fact or the duly authorized Officers.

Section 7.2    Restrictions on the Board of Directors’ Authority.

(a)	Except as otherwise provided in this Agreement, the Board of Directors may not, without written approval of the specific act by holders of all of the Outstanding Member Interests or by other written instrument executed and delivered by holders of all of the Outstanding Member Interests subsequent to the date of this Agreement, take any action that is in breach or violation of this Agreement.

(b)	Except as provided in Article 11 and Article 12, the Board of Directors may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Company’s Subsidiaries) without the approval of holders of a Class A Unit Majority and a Common Unit Majority; provided, however, that this provision shall not preclude or limit the Board of Directors’ ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.3    Officers.

(a)	The Board of Directors may appoint such Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors.

(b)	The Officers shall be appointed by the Board at such time and for such terms as the Board of Directors shall determine. Any Officer may be removed with or without cause by the Board of Directors or by the affirmative vote or consent of a Unit Majority. Any vacancy in the position of an Officer resulting from a removal, resignation or other event may be filled by the Board of Directors or by the affirmative vote or consent of a Unit Majority. The removal of an Officer is without prejudice to the contract rights, if any, of the person removed. The compensation, if any, to be paid to the Officers will be determined by the Board of Directors or by the affirmative vote or consent of a Unit Majority.

Section 7.4    Outside Activities.

(a)	Except as specifically provided in the Management Agreement, it shall be deemed not to be a breach of any duty (including any fiduciary duty) existing hereunder, at law or in equity, or any other obligation of any type whatsoever of (i) any Director or Officer, or any Affiliate of any of them to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided such Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Person and that the Board of Directors is advised of such other relationship and does not object thereto.

(b)	Except as specifically provided in the Management Agreement, none of the Directors or Officers shall have any obligation hereunder or as a result of any duty expressed or implied by law or in equity to present business opportunities to the Company that may become available to such Person or any of its Affiliates or of which the Person acquires knowledge other than while serving in the capacity as a Director or Officer. Except as specifically provided in the Management Agreement, none of any Group Member, any Member or any other Person shall have any rights by virtue of a Person’s duties as a Director or Officer under this Agreement, any Group Member Agreement, applicable law or otherwise in any business ventures of any Director or Officer.

Section 7.5    Modification of Duties

(a)

Whenever the Board of Directors or any Director or Officer makes a determination or takes or declines to take any other action, then, unless another express standard is provided for in this Agreement, the Board of Directors or such Director or Officer shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by any other agreement contemplated hereby or under the

Delaware Act or any other law, rule or regulation or at equity. No action taken by the Board of Directors, any Director or any Officer on behalf of the Company in good faith reliance on the provisions of this Agreement, including this Article 7, shall constitute a breach of any duty (including any fiduciary duty or other similar duty) on the part of such Board of Directors or any Director or Officer, as the case may be. To the extent that the foregoing provisions have, or are construed to have, the effect of restricting, eliminating or otherwise modifying the duties and liabilities, including fiduciary duties, of the Directors or Officers otherwise existing at law, in equity or otherwise, such provisions and any such restriction, elimination or modification (i) are, and shall be deemed to have been, approved and agreed to by the Members (ii) are intended and agreed to replace and supersede such other duties and liabilities.

(b)	Except as expressly set forth in this Agreement or required by law, none of the Directors, nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Directors or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Directors or such other Indemnitee.

Section 7.6    Loans or Contributions from the Company or Group Members.

(a)	The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the Board of Directors.

(b)	No borrowing by any Group Member or the approval thereof by the Board of Directors shall be deemed to constitute a breach of any duty (including any fiduciary duty), hereunder or existing at law, in equity or otherwise, of the Board of Directors to the Company or the Members by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the Members.

Section 7.7    Indemnification.

(a)

To the fullest extent permitted by law as it currently exists and to such greater extent as applicable law hereafter may permit, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify, hold harmless and defend any Person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that such Person is an Indemnitee or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees of counsel for such Indemnitee), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7(a), the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted in bad faith or engaged in fraud, willful misconduct or, with respect to any criminal action or proceeding, acted with the knowledge that the Person’s conduct was unlawful.

(b)	To the extent an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.7(a), or in the defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

(c)	Expenses (including reasonable attorneys’ fees of counsel for such Indemnitee) incurred by an Indemnitee in defending any action, suit or proceeding referred to in Section 7.7(a) shall be paid by the Company, when and as incurred, in advance of the final disposition of such action, suit or proceeding and in advance of any determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Person is not entitled to be indemnified by the Company as authorized in this Section 7.7.

(d)	The indemnification, advancement of expenses and other provisions of this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Member Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e)	The Company may purchase and maintain insurance, on behalf of its Directors and Officers, and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f)	For purposes of the definition of Indemnitee in Section 1.1, the Company shall be deemed to have requested a Person to serve as fiduciary of an employee benefit plan whenever the performance by such Person of his duties to the Company also imposes duties on, or otherwise involves services by, such Person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by such Person with respect to any employee benefit plan in the performance of such Person’s duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.

(g)	Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(h)	An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(i)

If a claim under Section 7.7 is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the reasonable expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in this Agreement. Neither the failure of the Company (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in this Agreement, nor an actual determination by the Company (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its Members) that the Indemnitee has not met the applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses, under this Section 7.7 or otherwise shall be on the Company.

(j)	The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that the Person is or was an employee (other than an Officer) or agent of the Company, or, while serving as an employee (other than an Officer) or agent of the Company is or was serving at the request of the Company as a manager, director, officer, employee, partner, fiduciary, trustee or agent of another Group Member or another Person to the extent permitted by the laws of the State of Delaware as from time to time in effect, and authorized by the Board of Directors.

The Company may, to the extent permitted by Delaware law and authorized by the Board of Directors, pay expenses (including attorneys’ fees) reasonably incurred by any such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as the Board of Directors determine. The provisions of this Section 7.7(j) shall not constitute a contract right for any such employee or agent.

(k)	The indemnification, advancement of expenses and other provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(l)	Except to the extent otherwise provided in Section 7.7(j), the right to be indemnified and to receive advancement of expenses in this Section 7.7 shall be a contract right. No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8    Exculpation of Liability of Indemnitees.

(a)

Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Company, the Members or any other Persons who have acquired interests in Company Securities for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)	Subject to its obligations and duties as Board of Directors set forth in this Article 7, the Board of Directors may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Board of Directors shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors in good faith.

(c)	To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Members or any other Persons who have acquired interests in Company Securities, none of the Directors and any other Indemnitee acting in connection with the Company’s business or affairs shall be liable to the Company, to any Member or any other Persons who have acquired interests in Company Securities for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(d)	Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any Indemnitee under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(e)	An Indemnitee shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by a Director, Member or liquidating trustee, an Officer or employee of the Company, or committees of the Company, Members or Directors, or by any other person as to matters that the Member, Director or liquidating trustees reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to members or creditors might properly be paid.

ARTICLE VIII

MEETINGS OF MEMBERS

Section 8.1    Unitholder Meetings.

(a)	An annual meeting of the Members for the election of Directors and for the transaction of such other business as may properly come before the meeting may be held at such time and place as the Board of Directors shall specify. Members not physically present at a meeting of Members may by means of remote communication participate in such meeting, and be deemed present in person and vote at such meeting. A failure to hold the annual meeting of the Members at the designated time or to elect a sufficient number of Directors to conduct the business of the Company shall not affect otherwise valid acts of the Company or work a forfeiture or dissolution of the Company.

(b)	Special meetings of the Members, for any purpose or purposes, may be called by a majority of the Board of Directors.

(c)	Any action required to be taken at any annual or special meeting of the Unitholders or any action that may be taken at any annual or special meeting of the Unitholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Units having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all Units entitled to vote thereon were present and voted and shall be delivered to the Company.

Section 8.2    Notice of Meetings.

The Board of Directors shall designate the place of meeting for any annual meeting or for any special meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

Section 8.3    Waiver of Notice.

Whenever notice to the Members is required to be given under this Agreement, a written waiver signed by the Person entitled to notice shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 8.4    Quorum; Required Vote for Member Action.

At any meeting of the Members, the holders of a majority of the Outstanding Units or Member Interests of each class then outstanding and entitled to vote, represented in person, by telephone, by video conference or by proxy, shall constitute a quorum of such class or classes unless any such action by the Members requires approval by holders of a greater percentage of

Outstanding Units or Member Interests, in which case the quorum shall be such greater percentage. In the absence of a quorum any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time. Except as otherwise provided in this Agreement or required under the Delaware Act, all matters submitted to Members for approval shall be determined by a majority of the votes cast affirmatively or negatively by Members holding Outstanding Units. Directors will be elected by a plurality of the votes cast for a particular position.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1    Records and Accounting.

The Board of Directors shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual accounting basis in accordance with U.S. GAAP.

Section 9.2    Fiscal Year.

The fiscal year of the Company shall be a fiscal year ending December 31, or such other date as determined by the Board of Directors.

ARTICLE X

TAX MATTERS

Section 10.1    Returns and Information.

The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by the Members for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within a reasonable period after the close of the calendar year in which the Company’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 10.2    Tax Elections.

Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any elections permitted by the Code.

Section 10.3    Tax Controversies.

Atlas Energy shall be the Tax Matters Partner (as defined in the Code) unless removed and replaced with another Member by the Board of Directors. The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

Section 10.4    Withholding.

Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Board of Directors may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Member.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1    Dissolution.

The Company shall not be dissolved by the admission of Substituted Members or Additional Members. The Company shall dissolve, and its affairs shall be wound up, upon:

(a)	an election to dissolve the Company by the Board of Directors that is approved by the holders of a Class A Unit Majority and a Common Unit Majority;

(b)	the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company Group;

(c)	the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d)	at such time as there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 11.2    Liquidator.

Upon dissolution of the Company, the Board of Directors shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Board of Directors) shall be entitled to receive such compensation for its services as may be approved by holders of a Unit Majority.

Section 11.3    Liquidation.

The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a)	The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 11.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. Notwithstanding anything to the contrary contained in this Agreement, the Members understand and acknowledge that a Member may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b)	Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 11.2) and amounts to Members otherwise than in respect of their distribution rights under Article 6. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c)	All property and all cash in excess of that required to discharge liabilities as provided in Section 11.3(b) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 11.3(c)) for the taxable year of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 11.4    Cancellation of Certificate of Formation.

Upon the completion of the distribution of Company cash and property as provided in Section 11.3 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 11.5    Return of Contributions.

None of any member of the Board of Directors or any Officer will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets. A Member may not resign or withdraw from the Company prior to the dissolution and winding up of the Company, provided that the transfer of any Member Interest shall not constitute a breach or violation of this provision.

Section 11.6    Waiver of Partition.

To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 11.7    Capital Account Restoration.

No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XII

MERGER, CONSOLIDATION OR CONVERSION

Section 12.1    Authority.

The Company may merge or consolidate with one or more limited liability companies or “other business entity” as defined in Section 18-209 of the Delaware Act, or convert into any “other entity” as defined in Section 18-214 of the Delaware Act, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article 12.

Section 12.2    Procedure for Merger, Consolidation or Conversion.

Merger, consolidation or conversion of the Company pursuant to this Article 12 requires the approval of the affirmative vote or consent of the holders of a Class A Unit Majority and a Common Unit Majority unless the Merger Agreement or Plan of Conversion, as applicable, contains any provision that would, under this Agreement or the Delaware Act, require approval by a greater percentage if such provision were contained in an amendment to this Agreement, in which case, such greater percentage vote or consent shall be required for the approval of the Merger Agreement or Plan of Conversion, as applicable.

Section 12.3    Approval by Members of Merger, Consolidation or Conversion.

(a)	After such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 12.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as applicable.

(b)	Pursuant to Section 18-209(f) of the Delaware Act, a Merger Agreement approved in accordance with this Article 12 may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new limited liability company agreement for the Company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 12.3 shall be effective at the effective time or date of the merger or consolidation.

(c)	Members are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion pursuant to Section 12.1, a sale of all or substantially all of the assets of the Company or the Company’s Subsidiaries, or any other transaction or event.

Section 12.4    Certificate of Merger; Certificate of Conversion.

Upon the required approval by the Unitholders of a Merger Agreement, a certificate of merger, or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 12.5    Effect of Merger or Conversion.

(a)	At the effective time of the certificate of merger:

(i)	all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)	the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)	all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)	all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)	At the effective time of the certificate of conversion:

(i)	the other entity or business form shall be deemed to be the same entity as the Company and the conversion shall constitute a continuation of the existence of the Company in the form of such other entity or business form;

(ii)	such conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to such conversion or the personal liability of any person incurred prior to such conversion, nor shall it be deemed to affect the choice of law applicable to the Company with respect to matters arising prior to such conversion;

(iii)	the other entity or business form shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company;

(iv)	all of the rights, privileges and powers of the Company that has converted, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the other entity or business form to which the Company has converted and shall be the property of such other entity or business form, and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired;

(v)	all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to the other entity or business form to which the Company has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such other entity or business form;

(vi)	the rights, privileges, powers and interests in property of the Company, as well as the debts, liabilities and duties of the Company, shall not be deemed, as a consequence of the conversion, to have been transferred to the other entity or business form to the Company has converted for any purpose of the laws of the State of Delaware; and

(vii)	the Company Securities that are to be exchanged for or converted into cash, property, rights or securities of or interests in the entity or business form into which the Company is being converted shall be so exchanged or converted in accordance with the Plan of Conversion, or, in addition to or in lieu thereof, if the Plan of Conversion so provides, the Company Securities may be exchanged for or converted into cash, property, rights or securities of or interests in another entity or business form or may be cancelled.

(c)	It is the intent of the parties hereto that a merger, consolidation or conversion effected pursuant to this Article 12 shall not be deemed to result in a transfer or assignment of assets, liabilities, debts or duties from one entity to another.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1    Addresses and Notices.

Any notice, demand, request, or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Member at the appropriate address shown on the records of the Company. If any notice, payment or report addressed to a Member at the address appearing on the books and records of the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Member notifies the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to Section 2.3. The Board of Directors and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 13.2    Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 13.3    Amendment.

This Agreement, including this Section 13.3 shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Members.

Section 13.4    Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 13.5    Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 13.6    Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 13.7    Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 13.8    No Third Party Rights.

Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not party to this Agreement, except the Indemnitees are third party beneficiaries to Article 7 of this Agreement and their rights are subject to the terms of such Article 7.

Section 13.9    Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 13.10    Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 13.11    Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 13.12    Section Headings.

Headings and section titles are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ATLAS ENERGY, INC.

By:	/s/ Edward E. Cohen
Name: Edward E. Cohen
Its: Chairman, CEO and President

ATLAS ENERGY MANAGEMENT, INC.

By:	/s/ Edward E. Cohen
Name: Edward E. Cohen
Its: Chairman and CEO

Signature Page to Amended and Restated Operating Agreement

of Atlas Energy Resources, LLC